Exhibit 5.1

July 2, 2008

Ryerson Inc.

on behalf of the Registrants (defined below)

2621 W. 15th Place

Chicago, IL 60608

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel for:

(a) Ryerson Inc., a Delaware corporation (the “Company”); and

(b) J.M. Tull Metals Company, Inc., Joseph T. Ryerson & Son, Inc., RCJV Holdings, Inc., RdM Holdings, Inc., Ryerson (China) Limited, Ryerson Americas, Inc., Ryerson International Material Management Services, Inc., Ryerson International Trading, Inc., Ryerson International, Inc., Ryerson Pan-Pacific LLC, and Ryerson Procurement Corporation (collectively, the “Subsidiaries”), and have acted as such in connection with various legal matters relating to the filing, on the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $141,500,000 in principal amount of the Company’s Floating Rate Senior Secured Notes due 2014 (the “Floating Rate Exchange Notes”) offered in exchange for all of the outstanding Floating Rate Senior Secured Notes due 2014 and up to $425,000,000 in principal amount of the Company’s 12% Senior Secured Notes due 2015 (the “Fixed Rate Exchange Notes” and, together with the Floating Rate Exchange Notes, the “Exchange Notes”) offered in exchange for all of the outstanding 12% Senior Secured Notes due 2015. Both the Floating Rate Senior Secured Notes and 12% Senior Secured Notes were originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Original Notes”).

The Original Notes were issued under, and the Exchange Notes are to be issued under, the Indenture, dated as of October 19, 2007, among the Company, the Guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The exchange will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. As used herein, the term “Registrants” refers to the Company and the Subsidiaries.

Ryerson Inc.

July 2, 2008

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the respective certificates of incorporation and by-laws, or other organizational documents, as amended, of the Registrants and such other documents, corporate records, certificates and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Registrants, and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:

(i)	the genuineness of all signatures of all parties other than the signatures of the Registrants;

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies;

(iii)	the due authorization, execution and delivery of all documents and agreements by all parties other than the Registrants; and

(iv)	the corporate power and authority of all parties other than the Registrants under all applicable laws and regulations to enter into, execute and deliver all documents and agreements.

Our opinion is also based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, we are of the opinion that:

1. The execution and delivery of the Indenture has been duly authorized by the Registrants, and the Indenture was validly executed by the Registrants and constitutes the legal, valid and binding obligation of the Registrants enforceable against the Registrants in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.

2. The Exchange Notes and the guarantees thereof by the Registrants (other than the Company) pursuant to the terms of the Indenture have been duly authorized by the Company and the other Registrants, respectively, and when the Exchange Notes are duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the

Ryerson Inc.

July 2, 2008

terms of the Indenture and the Exchange Offer, the Exchange Notes and the guarantees thereof by the Registrants (other than the Company) pursuant to the terms of the Indenture will constitute legal, valid and binding obligations of the Company and the other Registrants, respectively, will be entitled to the benefits of the Indenture and will be enforceable against the Company and the other Registrants, respectively, in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.

3. As stated in the section entitled “Material United States Federal Income Tax Considerations” contained in the Registration Statement, the exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to being named as counsel for the Company and the other Registrants in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP